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                                                                     EXHIBIT 3.1



                           ARTICLES OF INCORPORATION
                                       OF
                          T & W FINANCIAL CORPORATION


                                   ARTICLE 1

                                      NAME

The name of this corporation is: T & W FINANCIAL CORPORATION

                                   ARTICLE 2

                                CLASSES OF STOCK

        Section 2.1 Classes. The total number of shares of all classes of stock which this corporation shall have authority to issue is fifty million (50,000,000), consisting of:

                (a) Forty million (40,000,000) shares of common stock, the par value of each of which is $0.01.

                (b) Ten million (10,000,000) shares of preferred stock, the par value of each of which is $0.01 (the "Preferred Stock").

        Section 2.2 Preferred Stock. The preferences, limitations and relative rights of the Preferred Stock are undesignated. The Board of Directors is authorized to designate one or more series within the Preferred Stock, and the designation and number of shares within each series, and shall determine the preferences, limitations, and relative rights of any shares of Preferred Stock, or of any series of Preferred Stock, before issuance of any shares of that class or series. The Board of Directors is authorized to amend these Articles as provided in RCW 23B.06.020 to effect the designation of rights of any series of Preferred Stock.

                                   ARTICLE 3

                             NO PREEEMPTIVE RIGHTS

        Section 3.1 No Preemptive Rights. The shareholders of this corporation have no preemptive rights to acquire additional shares of this corporation.

        Section 3.2 No Cumulative Voting. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.



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        Section 3.3     Special Meetings of Shareholders. At any time when this
corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, special meetings of the shareholders of this corporation for any purpose or purposes may only be called by a majority of the Board of Directors or the President of this corporation. At such time when this corporation is a public company, the shareholders of this corporation shall have no right to call a special meeting of the shareholders of this corporation for any purpose.

        Section 3.4 Quorum at Shareholder Meetings. For all meetings of shareholders, a majority of the votes entitled to be cast by each voting group with respect to a matter shall constitute a quorum of that voting group for action on that matter.

                                   ARTICLE 4

                                   DIRECTORS

        The number of directors which shall constitute the whole board of directors of this corporation shall be fixed by, or in the manner provided in, the bylaws of this corporation, as the same may be amended from time to time.

                                   ARTICLE 5

                       LIMITATION OF DIRECTORS' LIABILITY

        A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

                                   ARTICLE 6

                                INDEMNIFICATION

        The corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director or officer of the corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the





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proceeding, without regard to the limitations in RCW 23B.08.510 and 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

        Any repeal or modification of this Article by the shareholders of this corporation shall not adversely affect any right of any individual who is or was a director or officer of the corporation which existed at the time of such repeal or modification.

                                   ARTICLE 7

                  MERGERS, SHARE EXCHANGES AND SALE OF ASSETS

        The approval of any plan of merger, plan of share exchange, sale of all, or substantially all, the Corporation's assets otherwise than in the usual and regular course of business shall require the affirmative vote of the holders of not less than majority of all the votes entitled to be cast by each voting group entitled to vote on such matter.


                                   ARTICLE 8

                          REGISTERED AGENT AND ADDRESS

        The street address of the registered office of this corporation is:

                           6416 Pacific Highway East
                            Tacoma, Washington 98424

        and the name of its registered agent at that address is:

                            Kenneth W. McCarthy, Jr.

                                   ARTICLE 9

                                  INCORPORATOR

        The name and address of the incorporator is Kenneth W. McCarthy, Jr. as follows:

        Name                            Address
        ----                            -------

        Kenneth W. McCarthy, Jr.        6416 Pacific Highway East
                                        Tacoma, WA 98424



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        The undersigned person being of the age of eighteen (18) years or more, as incorporator of this corporation under the Washington Business Corporation Act, adopts these Articles of Incorporation.

        EXECUTED this 6th day of August, 1997.



                                        /s/ KENNETH W. McCARTHY, JR.
                                        -------------------------------------
                                        Kenneth W. McCarthy Jr., Incorporator







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                      CONSENT TO SERVE AS REGISTERED AGENT

        I, KENNETH W. McCARTHY, Jr., hereby consent to serve as Registered Agent, in the State of Washington, for the following corporation: T & W FINANCIAL CORPORATION. I understand that as agent for said corporation, it will be my responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of my resignation, or of any changes in the registered office address of the corporation for which I am agent.


Date:  8-6-97                      /s/ KENNETH W. MCCARTHY, JR.
     -----------------             --------------------------------------
                                   Kenneth W. McCarthy, Jr., Registered Agent


                                   Registered Office Address:

                                   6416 Pacific Highway East
                                   Tacoma, WA 98424